UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 16, 2006
CANARGO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32145	91-0881481

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CanArgo Energy Corporation P.O. Box 291, St. Peter Port Guernsey, British Isles		GY1 3RR

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (44) 1481 729 980

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The matters discussed in this Current Report on Form 8-K include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
Section 1 — Registrant’s Business and Operations
Item 1.02.      Termination of a Material Definitive Agreement
On February 17, 2006 CanArgo Energy Corporation (“CanArgo”) issued a press release announcing that its wholly owned subsidiary CanArgo Samgori Limited (“CSL”) was not proceeding with further investment in the eastern Georgia Samgori (Block XIc) Production Sharing Contract dated May 2001 (the “Project”) originally among (1) the State Agency of Georgia, (2) the Georgian state oil company JSC NOC Georgian Oil (“Georgian Oil”); and (3) National Petroleum Limited (“NPL”) and associated farm-in, and accordingly had withdrawn from the Project with effect from February 16, 2006.
In late 2003 Georgian Oil Samgori Ltd (“GOSL”), a wholly owned commercial subsidiary of Georgian Oil, acquired 100% of the Contractor Share in the Project pursuant to an assignment agreement (the “NPL Agreement”) with NPL, a Swiss company, who held the contractor’s interest in the Project at that time. CSL acquired 50% of GOSL’s interest in the Contractor Share pursuant to an agreement between CSL and GOSL dated January 8, 2004. The NPL Agreement contained several work obligations, including the drilling of 10 horizontal well sections on the Samgori Field, and payment to NPL of its prior costs totalling over $37 million, as well as an ongoing payment to NPL of a fixed percentage of any net profits generated from the Project. It was originally planned to commence the program of 10 horizontal wells by March 2005. Under the terms of the NPL Agreement in the event that certain conditions were not met within a specified timescale, NPL had the right to claw-back 100% of the Contractor Share in the Project from GOSL.
Under the Project, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration Block XI(B) (“Cost Recovery Oil”). The Cost Recovery Pool includes the approximately $37 million of costs previously incurred by NPL. The balance of production (“Profit Oil”) is allocated on a 50/50 basis between the State and the Contractor parties respectively. While GOSL and CSL had unrecovered costs they were entitled to receive 75% of total production (net 37.5% to CSL). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties receive 30% of Profit Oil (net 15% to CSL). The allocation of a share of production to the State relieves the Contractor parties of all obligations they would otherwise have to pay Georgia for taxes, duties and levies related to activities covered by the Project.
The decision by CSL not to proceed with further investment under the current farm-in arrangements was due to the inability of CSL’s partner in the project, GOSL, to provide its share of funding to further the development of the Project. CSL consider that there would have been insufficient time to meet the commitments under the NPL Agreement, and was not prepared to fund this Project, which is not without risk, on a 100% basis without different commercial terms and an extension to the commitment period. It was not possible to negotiate a satisfactory position on either matter. CSL has now been informed that, given this, NPL have indicated that they now intend to exercise their right to take back 100% of the Contractor Share in the Project from GOSL and, accordingly, effective February 16, 2006 CSL has withdrawn from the Project. CanArgo has decided to focus its resources on what it views as potentially more significant projects: its Ninotsminda horizontal program, the Manavi Oil discovery, the upcoming Norio MK72 Oligocene test, and its development and exploration projects in Kazakhstan where it has recently made new discoveries.

CSL has been sharing in both costs and revenues from ongoing production since April 2004, and has approximately broken-even on a cash basis on this Project. In 2005 this Project added approximately $0.8 million in net revenues to CanArgo. Since 2004, CanArgo has capitalized costs of approximately $1.25 million in relation to the Project which are part of our cost pool which will be amortized and depleted in accordance with CanArgo’s usual accounting policies for oil and gas properties.
CanArgo has not incurred any material early termination penalties in relation to its withdrawal from the Project.
Section 7 — Regulation FD
Item 7.01      Regulation FD Disclosure
A copy of CanArgo’s press release announcing it has withdrawn from the Project is being furnished as Exhibit 99.1
The information in this Item 7.01, including Exhibit 99.1 relating hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Section 9—Financial Statements and Exhibits

Item 9.01.     Financial Statements and Exhibits.
     (c) Exhibits:

Exhibit No.	Exhibit Description
99.1	Press Release dated February 17, 2006 issued by CanArgo Energy Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION
Date: February 21, 2006	By:	/s/ Elizabeth Landles
Elizabeth Landles, Corporate Secretary